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NEWS RELEASE

                                       For:       Hoenig Group Inc.
                                                  4 International Drive
                                                  Rye Brook, NY  10573


                                       Company
                                       Contact:   Fredric P. Sapirstein
                                                  (914) 935-9000


HOENIG GROUP INC. TO SELL ITS CORE INTERNATIONAL ADR AND DOMESTIC EQUITY INDEX INVESTMENT MANAGEMENT BUSINESSES TO THE BANK OF NEW YORK

NEW YORK, N.Y., November 29, 2001 - Hoenig Group Inc. (Nasdaq: HOEN) announced today that it has signed an agreement to sell the Core International ADR and Domestic Equity Index institutional investment management businesses of its wholly-owned subsidiary, Axe-Houghton Associates, Inc., to The Bank of New York.

The sale price is $4.75 million, subject to adjustment based upon the receipt of client consents. Upon completion of this transaction, Hoenig Group expects to recognize a gain of approximately $2.7 million (after tax) or $0.30 per share diluted, depending upon possible purchase price adjustments provided for in the agreement. The sale of these businesses is expected to be completed on or before the end of the first quarter 2002, subject to the receipt of client consents and satisfaction of other customary closing conditions.

The investment management businesses being sold represent approximately $2.6 billion of Axe-Houghton's $3.4 billion under management as of October 31, 2001 and approximately 25% of Axe-Houghton's revenues for the nine months ended September 30, 2001. BNY Asset Management, the investment management arm of The Bank of New York, currently has assets under management in excess of $60 billion.

Fredric P. Sapirstein, Chairman and Chief Executive Officer of Hoenig Group Inc., stated: "It's a near perfect complement, joining Axe-Houghton's long experience in managing ADRs with The Bank of New York's position as one of the leading ADR agent banks. This transaction will broaden distribution of Axe-Houghton's ADR and domestic equity index investment expertise while providing Hoenig Group shareholders with the opportunity to recognize immediate value from the businesses being sold."

For over thirty years, Hoenig Group Inc. has provided high quality trade execution, independent research and premier client service to professional money managers and alternative investment funds throughout the world. Hoenig Group Inc. operates through its brokerage subsidiaries in the United States, United Kingdom, and Hong Kong. Hoenig Group Inc.'s U.S. asset management subsidiary, Axe-Houghton Associates, Inc., provides investment management services to public and corporate employee benefit plans, investment partnerships and other institutional clients. Additional information about Hoenig Group is available at www.hoeniggroup.com.
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This press release contains forward-looking statements that relate to future plans, events and performance. These forward-looking statements involve risks and uncertainties, including the risk that conditions to the transaction described herein will not be satisfied and the sale will not be completed. These risks and


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uncertainties are in addition to those set forth in the Company's periodic reports and other filings with the Securities and Exchange Commission. Forward-looking statements reflect the Company's current views with respect to future events. Actual events and results may vary materially and adversely from those anticipated, believed, estimated or otherwise indicated.























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